Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Kenneth W. Smith
Chief Financial Officer
CIRCOR International, Inc.
(781) 270-1200

CIRCOR Announces the Acquisition of Hale Hamilton

Burlington, MA, February 6, 2006

CIRCOR International, Inc. [NYSE:CIR] a leading provider of valves and other fluid control devices for the instrumentation, aerospace, thermal fluid and energy markets, today announced the acquisition of Hale Hamilton Valves Limited and its subsidiary, Cambridge Fluid Systems [“Hale Hamilton”] for approximately $51 million in a cash for stock transaction. Hale Hamilton, headquartered outside of London in Uxbridge, Middlesex UK, is a leading provider of high pressure valves and flow control equipment to the naval defense, industrial gas and high-technology industrial markets and will operate as part of CIRCOR’s Instrumentation and Thermal Fluid Products segment. CIRCOR was advised on this transaction by the New York office of the investment bankers Euroconsult, Inc.

With annual revenues of approximately $32 million, Hale Hamilton is expected to contribute between $0.04 and $0.05 to CIRCOR’s diluted earnings per share in 2006. Hale Hamilton supplies a wide range of components and equipment to the marine industry and enjoys a long standing relationship with the UK Ministry of Defense and leading manufacturers of naval defense platforms. Hale Hamilton valves can be found on most submarines and warships within the UK Naval Fleet as well as other non-UK navies. Hale Hamilton industrial valves are sold to the leading operators in industrial gas markets. In addition, the Cambridge Fluid Systems division designs and manufactures gas and liquid delivery systems for high technology industries.

CIRCOR’s Chairman and Chief Executive Officer, David A. Bloss, Sr. stated, “We are excited about the acquisition of Hale Hamilton because of its strong market position and high pressure fluid control technologies that will allow us to expand our product offering to the military and commercial marine markets. It also brings added products for the industrial gas markets that we serve today and will expand the products and technologies of our growing line of instrumentation systems.”

CIRCOR International, Inc. is a leading provider of valves and fluid control products that allow customers around the world to use fluids safely and efficiently in the instrumentation, aerospace, thermal fluid and energy markets. CIRCOR’s executive headquarters are located at 25 Corporate Drive, Burlington, MA 01803.

This press release contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “Act”) and releases issued by the Securities and Exchange Commission (SEC). The words “may,” “hope,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. We believe that it is important to communicate our future expectations to our stockholders, and we, therefore, make forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that we are not able to accurately predict or control, and our actual results, performance or achievements may differ materially from the expectations we describe in our forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to, the cyclicality and highly competitive nature of some of our end markets, changes in the price of and demand for oil and gas in both domestic and international markets, variability of raw material and component pricing, fluctuations in foreign currency exchange rates, and our ability to continue operating our manufacturing facilities at efficient levels and to successfully implement our acquisition strategy. We advise you to read further about these and other risk factors set forth under the caption “Certain Risk Factors That May Affect Future Results” in our SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.